Exhibit 3.3

YSMD, LLC

SERIES BUTTONWOOD 19-3 DESIGNATION

In accordance with the Series Limited Liability Company Agreement of YSMD, LLC (the “Company”) dated May 4, 2023 (the “Agreement”) and upon the execution of this designation by the Company and Collab (USA) Capital LLC in its capacity as Managing Member of the Company and Initial Member of YSMD Series Buttonwood 19-3 LLC (“Series Buttonwood 19-3”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	YSMD Series Buttonwood 19-3 LLC

Effective date of establishment	May 4, 2023

Managing Member	Collab (USA) Capital LLC was appointed as the Managing Member of Series Buttonwood 19-3 with effect from the date of the Agreement and shall continue to act as the Managing Member of Series Buttonwood 19-3 until dissolution of Series Buttonwood 19-3 pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Collab (USA) Capital LLC

Series Asset	The Series Assets of Series Buttonwood 19-3 shall comprise a residential property located at 2340 Hilgard Avenue, Berkeley CA 94709, which will be acquired by Series Buttonwood 19-3 upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series Buttonwood 19-3 from time to time, as determined by the Managing Member in its sole discretion

Property Manager	Collab (USA) Capital LLC

Property Management Fee	As stated in Section 5.10

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of Series Buttonwood 19-3 Interests the Company can issue is 95%

Number of Series Buttonwood 19-3 Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 5% through the Offering

Broker	Dalmore Group, LLC

Brokerage Fee	Up to 1.00% of the purchase price of the Interests from Series Buttonwood 19-3 sold at the Initial Offering of the Series Buttonwood 19-3 Interests (excluding the Series Buttonwood 19-3 Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of Series Buttonwood 19-3 Interests

Voting

Subject to Section 3.5, the Series Buttonwood 19-3 Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series Buttonwood 19-3 Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Series Buttonwood 19-3 Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Series Buttonwood 19-3 Designation) that would adversely change the rights of the Series Buttonwood 19-3 Interests;

(b) mergers, consolidations or conversions of Series Buttonwood 19-3 or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series Buttonwood 19-3 Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series Buttonwood 19-3 Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series Buttonwood 19-3 Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $30,450, which may be waived by the Managing Member in its sole discretion

Other rights	Holders of Series Buttonwood 19-3 Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Buttonwood 19-3 Interests

Officers	There shall initially be no specific officers associated with Series Buttonwood 19-3, although, the Managing Member may appoint Officers of Series Buttonwood 19-3 from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	100 Interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII